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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE                                        SEPTEMBER 14, 2001
FOR FURTHER INFORMATION CONTACT
RICHARD L. PARK
LOCAL FINANCIAL CORPORATION
405-841-2298


                      LOCAL FINANCIAL CORPORATION ANNOUNCES
                      ADOPTION OF STOCK REPURCHASE PROGRAM


         Oklahoma City - Local Financial Corporation (NASDAQ:LFIN). Local Financial Corporation ("the Company") announced today that its Board of Directors had authorized a stock repurchase program. Under the stock repurchase program, the Company is authorized to repurchase in the open market from time to time up to 2 million shares, or approximately 10% of its issued and outstanding shares of common stock, $.01 par value per share. The purchase of any or all of such shares authorized for repurchase will be dependent on management's assessment of market conditions and may be commenced or suspended at any time without prior notice. The shares repurchased by the Company under the stock repurchase program are to be held as treasury shares.

         Mr. Ed Townsend, Chairman of the Board and Chief Executive Officer, said, "We believe in the Company's future and feel that such a repurchase program can be beneficial to its shareholders. The stock repurchase program is also intended to provide the Company with shares for future use, such as in possible acquisitions." The Company presently has no understandings with respect to acquisitions.

         Local Financial Corporation with total assets of $2.6 billion is the parent company of Local Oklahoma Bank, a national banking association, which has 51 branch offices located in the state of Oklahoma, with major concentration in the metropolitan areas of Oklahoma City, Tulsa and Lawton. Local Financial Corporation is traded on the Nasdaq stock market under the symbol "LFIN."